Exhibit 10.3

Senior Management Compensation

Program Shared Resources for

Named Executive Officers

Effective:

January 1, 2004

Table of Contents

I.	SENIOR MANAGEMENT COMPENSATION PROGRAM SHARED RESOURCES FOR NAMED EXECUTIVE OFFICERS

	A. Overview of the Plan	2

	B. Annual Cash Incentive Award	2

	C. Annual Equity Market Share Growth Premium	3

II.	ADMINISTRATIVE GUIDELINES

	A. Eligibility	4

	B. Performance Period/Budgeting Cycle	4

	C. Distribution	4

	D. Termination of Employment	5

	E. Award Determination	6

	F. Reassignment; New Hires	6

	G. No Right to Continued Employment	6

	H. Unfunded Nature of Plan	6

	I. Plan Amendment/Termination	6

	J. Plan Administration.	7

	K. Definitions	7

I.

SENIOR MANAGEMENT COMPENSATION PROGRAM SHARED

RESOURCES

FOR NAMED EXECUTIVE OFFICERS

A. Overview of the Plan. This document contains the LandAmerica Financial Group, Inc. (the Company) new senior management incentive program (also called the Named Executive Officers Compensation Plan) through which Participants have the opportunity to earn additional compensation during the Performance Period through the following two components:

•	Annual Cash Incentive Award;

•	And Annual Equity Market Share Growth Premium.

These two components are collectively referred to as the Awards. These two components are discussed in more detail below and are governed by the terms of this Plan.

B. Annual Cash Incentive Award

1.	A Participant’s Annual Cash Incentive Award will be based 100% on the financial performance of the Company.

2.	Awards will be paid annually in the quarter following the Performance Period.

3.	The Annual Cash Incentive Awards are funded through a pool that, for each Performance Period, will be set at a percentage of pretax income. To the extent that the pool is more or less than the targeted amount, the amount paid above or below the targets will be proportionally increased or reduced.

4.	Core Calculation: The Core Calculation determines the amount of each Annual Cash Incentive Award and is also used in a subsequent incentive calculation. It is determined by multiplying base salary by a target percentage.

C. Annual Equity Market Share Growth Premium

1.	A Participant’s Annual Equity Market Share Growth Premium equals the product of the Core Calculation for the Performance Period and the Market Share Adjustment Factor established each year for each Participant.

2.	Market share goals are established annually by the Administrator for each Participant.

II.

ADMINISTRATIVE GUIDELINES

A.	Eligibility. Employees designated by the Administrator are entitled to participate in the Plan. An employee shall become a Participant in the Plan as of the date he is designated. Participants must be employed for at least the last three months of the Performance Period, including the last day of the Performance Period, and not under a formal performance improvement program, in the final step of a disciplinary process or subject of any other disciplinary action, in order to be eligible to receive an Award.

B.	Performance Period/Budgeting Cycle. Performance Period means the period commencing on January 1, of each year continuing through December 31, of such year.

C.	Distribution

1.	The Annual Cash Incentive Award will be calculated and distributed within the first three months of the calendar year immediately following the Performance Period for which it is earned. Annual Cash Incentive Awards are intended to be considered a “Bonus” as that term is defined under the LandAmerica Executive Voluntary Deferral Plan (EVDP) and, if the Participant is eligible to participate in the EVDP, the Participant in accordance with the terms of EVDP may defer such award.

2.	The Annual Equity Market Share Growth Premiums will be calculated and distributed within the first six months of the calendar year immediately following the Performance Period in which they are earned.

3.	In order to receive an Annual Incentive Award and/or Annual Equity Market Share Growth Premium, Participants must be employed on the date that the Award is distributed, except in the event of death, Disability (defined below) or Retirement (defined below) or where prohibited by state laws, in which case Awards will be prorated or adjusted as may be required.

4.	The Annual Equity Market Share Growth Premiums are awarded as restricted stock and cash units under the LandAmerica Financial Group 2000 Stock Incentive Plan. These awards must be reviewed and approved by the Executive Compensation Committee of the Board of Directors of the Company. The awards will be evidenced by Restricted Stock Agreements in accordance with the 2000 Stock Incentive Plan.

5.	Employees designated as Participants who are on the payroll for less than the full Performance Period but longer than three months are eligible for a prorated award based on the number of full calendar months on the payroll during the Performance Period compared to the full Performance Period.

6.	Participants who are on leave during a Performance Period may have their awards pro rated in accordance with the following:

(a)	Personal Leave/Educational Leave/Family Leave. Unpaid absences as a result of personal leave, educational leave or family medical leave up to a maximum of one month during the Performance Cycle will not result in the pro-ration of an award. For unpaid absences in excess of one month, the Participant’s award will be prorated based on the number of full calendar months on leave in excess of one month during the Performance Period compared to the full Performance Period. If a Participant has an unpaid absence of greater than three months during the Performance Period, the Participant will not be eligible to receive an award.

(b)	Military Leave / Jury Duty. Absences as a result of military leave or jury duty during which LandAmerica reimburses the difference in compensation count toward determining whether the Participant is eligible for Awards.

(c)	Short-Term Disability / Workers Compensation. Absences as a result of short-term disability or workers compensation leave count toward determining whether the Participant is eligible for Awards.

(d)	Long-Term Disability. Absences as a result of long-term disability do not count toward determining whether the Participant is eligible for Awards.

D.	Termination of Employment. In the event that a Participant’s employment is terminated by the Company without Cause (defined below) or in the event that a Participant Retires, dies or becomes Disabled, provided that such event occurs after the first three months of the Performance Period, the Company shall determine whether any Award shall become payable to the Participant based on the year to date information available for the Performance Period as of the date of the Trigger Event (defined below), and if such Award is payable, the Participant shall receive an adjusted Award for the current Performance Period prorated to reflect the number of months that the Participant was employed during the Performance Period (rounded to the nearest whole month). Any Awards payable under this Section shall be payable within ninety (90) days of the applicable Trigger Event. In the event that a Participant is terminated from employment or from the Participant’s current position by the Company for Cause or the Participant otherwise voluntarily terminates employment, then the Participant shall not be eligible for any Awards for the current Performance Period and shall forfeit any shares of restricted stock not yet vested.

E.	Award Determination. All Annual Cash Incentive Awards must be reviewed and approved by the Administrator. All Annual Equity Market Share Growth Premium Awards must be reviewed and approved by the Executive Compensation Committee of the Board of Directors as may be required under the Company’s 2000 Incentive Plan, as determined in such parties’ sole judgment and discretion.

F.	Reassignment; New Hires. The Company reserves the right to reassign a Participant to another position within the Company or an affiliate of the Company. In the event a Participant transfers from one position to another during the course of the Performance Period with the approval of the Administrator a Participant’s Award will be (i) calculated for each position for which the Participant was eligible for an Award using the partial year information regarding the Participant’s goals for that position on an annualized basis; and (ii) if such Award is earned for a position, the Award shall be prorated to reflect the number of months that the Participant was employed in a given position during the Performance Period (rounded to the nearest whole month). In the event an individual becomes employed by the Company during the Performance Period and is designated as a Participant in accordance with the Plan, such Participant’s Award will be (i) calculated using the information regarding the Participant from the portion of the year during which the Participant was employed on an annualized basis; and (ii) if such Award is earned, the Award shall be prorated to reflect the number of months that the Participant was employed during the Performance Period (rounded to the nearest whole month).

G.	No Right to Continued Employment. This Plan does not confer upon a Participant any right with respect to continuance of employment by the Company, nor shall it interfere in any way with the right of the Company to terminate the Participant’s employment at any time.

H.	Unfunded Nature of Plan. All Participants are general unsecured creditors of the Company with respect to the benefits due hereunder and the Plan constitutes a mere promise by the Company to make benefit payments in the future. It is the intention of the Company that the Plan be considered unfunded for tax purposes.

I.	Plan Amendment/Termination. The Company, by action of its Board of Directors, reserves the right to amend or terminate the Plan at any time; however no amendment or termination shall affect any earned but unpaid Awards under the Plan.

J.	Plan Administration.

1.	The Plan shall be administered by the Executive Compensation Committee of the Board of Directors. Administration of the Plan shall include, without limitation any of the following: calculating Core Calculations, Market Share Adjustment Factors, budgeting, goal and target setting, forecasting, accrual, record keeping, communication strategy, forecasting of awards, processing of award payments and resolution of Plan questions.

2.	In the event of a corporate transaction, the Administrator reserves the right to revise goals, as may be appropriate, in the Administrator’s sole judgment and discretion. Any interpretations, modifications, amendments or adjustments shall be at the sole judgment and discretion of the Administrator and such determination shall be final and binding on all Participants.

3.	The place of administration of the Plan shall conclusively be determined as the Commonwealth of Virginia, and the validity and construction of the Plan shall also be determined in accordance with the laws of the Commonwealth of Virginia.

4.	Any claims for unpaid Awards shall be made in writing to the Administrator within one (1) year of when the Award was payable; otherwise, such claims shall be deemed waived.

K.	Definitions. The following terms shall have the meanings assigned for purposes of the Plan:

1.	Cause shall mean:

(a)	the Participant’s gross negligence or recklessness; or

(b)	the Participant’s continued malfeasance in the performance of the Participant’s duties for more than thirty (30) business days after having received notice from the Company specifying the act or acts alleged to constitute malfeasance; or

(c)	the Participant’s conviction for any felony or any crime involving fraud or moral turpitude; or

(d)	the Participant’s continued material breach of the Participant’s employment agreement, if any, or the Participant’s continued failure in any material respect to perform the Participant’s employment duties for more than thirty (30) business days after having received written notice specifying the nature of the failure; or

(e)	the failure or inability for any reason (other than disability or paid time off) of the Participant for a period of thirty (30) consecutive business days to devote substantially all of the Participant’s time during normal business hours to the business of the Company; or

(f)	commission by the Participant of any dishonest act, or fraudulent conduct by the Participant, or conduct which constitutes a violation of any laws or a malfeasance or a breach of fiduciary duties by the Participant, whether such acts or conduct occurred before or during the Participant’s employment hereunder, or other acts or conduct which materially or adversely affects the business or reputation of the Company; or

(g)	the Participant’s violation of a work rule that would justify immediate dismissal as set forth in the LandAmerica Employee Handbook.

2.	Disabled or Disability shall mean becomes permanently and totally disabled or permanent and total disability under LandAmerica’s Long-Term Disability Plan.

3.	Retires or Retirement shall mean terminates or the termination of employment voluntarily at or after age 65 or at or after age 55 with 10 years of service to the Company.

4.	Trigger Event shall mean any of the following: a Participant’s termination of employment by the Company without Cause, Retirement, death or Disability.